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Schedule 13D
Exhibit 99.A
Shareholder's Agreement

AGREEMENT BY AND BETWEEN SHAREHOLDERS
OF, AND WITH,
U.S. CANCER CARE, INC., A DELAWARE CORPORATION

    THIS AGREEMENT (this "Agreement") is entered into effective as of            , 1998, by and among JOHN J. FUERY, M.D., W. BRIAN FUERY, JEFFREY A. GOFFMAN, STANLEY TROTMAN, ERNEST A. BATES, M.D., GORDON C. RAUSSER, RANDALL SKLAR, CHARLES JACOBSON, RANDY SKLAR, STEPHEN PEZZOLA, DAVIDI GILO and RICHARD PADELFORD (collectively the "Original Shareholders").

RECITALS

    A. The Original Shareholders are the owners in the aggregate, of Three Million Nine Hundred Thousand (3,900,000) shares of the issued and outstanding common stock, one cent ($.01) par value per share (the "Common Stock") (or of options to purchase Common Stock) of U.S. Cancer Care, Inc., a Delaware corporation (the "Corporation").

    B. The Original Shareholders deem it to be in the best interests of the Corporation and its Shareholders (as defined herein) to specify the membership of the board of directors of the Corporation and to amend the certificate of incorporation and the bylaws of the Corporation to require a super majority vote of the Shareholders for certain corporate actions.

    C. The Original Shareholders desire to enter into an agreement to be specifically enforceable against each of them pursuant to which they agree to vote their shares of the Capital Stock (as defined herein) of the Corporation in the manner and for the purposes specified herein.

    D. The Original Shareholders and the Corporation further consider it to be in the best interests of the Shareholders and the Corporation to provide for certain restrictions on the transfer of Capital Stock, and to create certain options for the purchase and/or sale of Capital Stock, all as provided herein.

AGREEMENT

ARTICLE I

DEFINITIONS AND CONSTRUCTION

    1.1  Definitions.  For purposes of this Agreement, unless the context otherwise requires, the following terms have the respective meanings set out below.

      a.  "Agreement" shall have the meaning ascribed thereto in the preamble of this Agreement.

      b.  "Closing" shall mean the transfer of the Shares, or any portion thereof, of a Transferor Shareholder to the Corporation and/or to some or all of the Remaining Shareholders.

      c.  "Capital Stock" shall mean any (i) shares of Common Stock or any other equity security of the Corporation as may now or hereafter be authorized for issuance by the Corporation, (ii) debt securities convertible into or exchangeable for any security of the Corporation, (iii) any debt security or capitalized lease with any entity feature with respect to the Corporation, and (iv) options, warrants or other rights to subscribe for, purchase or otherwise acquire any such security or debt security of the Corporation.

      d.  "Closing Date" shall mean the date on which the Closing is to occur as provided in this Agreement.

      e.  "Common Stock" shall have the meaning ascribed thereto in the preamble of this Agreement.

      f.   "Corporation" shall have the meaning ascribed thereto in the preamble of this Agreement.

      g.  "Deceased Shareholder" shall mean any Person who dies while a record owner of any Shares.

      h.  "Disability" shall have the meaning ascribed thereto in Selction 3.3.1.

      i.   "Fuery Designees" shall mean the Persons designated to the Board of Directors of the Corporation by W. Brian Fuery and John J. Fuery, M.D. (or the survivor of W. Brian Fuery and John J. Fuery, M.D.) from time to time pursuant to the terms of this Agreement. The initial Fuery Designees shall be W. Brian Fuery, John J. Fuery, M.D. and Stephen Pezzola.

      j.   "Goffman Designees" shall mean the Persons designated to the Board of Directors of the Corporation by Jeffrey A. Goffman (or the suvivor of Jeffrey A. Goffman) from time to time, pursuant to the terms of this Agreement. The initial Goffman Designees shall be Jeffrey A. Goffman, Stanley Trotman, Ernest A. Bates, M.D., Gordon C. Rausser, Charles Jacobson and a ninth director as shall be designated by Jeffrey A. Goffman.

      k.  "Offer" shall have the meaning ascribed thereto in Section 7.2.

      l.   "Offered Shares" shall have the meaning ascribed thereto in Section 7.2.

      m.  "Original Shareholders" shall have the meaning ascribed thereto in the preamble of this Agreement.

      m.  "Person" shall mean any individual, corporation, limited or general partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization, or any other entity, union or association or government or any agency or political subdivision thereof.

      o.  "Personal Representative" shall mean the executor, administrator or other personal representative of the estate of a Deceased Shareholder.

      p.  "Purchase Price" shall mean the price to be paid per Share subject to this Agreement.

      q.  "Remaining Shareholders" shall mean the Shareholders other than a Transferor or a Deceased Shareholder.

      r.   "Securities" shall mean, with respect to any Person, such Person's capital stock or any options, warrants or other securities which are directly or indirectly convertible into, or exercisable or exchangeable for, such Person's capital stock (whether or not such derivative Securities are issued by the Corporation). Whenever a reference herein to Securities refers to any derivative Securities, such reference shall apply to such derivative Securities and all underlying Securities directly or indirectly issuable upon conversion, exchange or exercise of such derivative Securities.

      s.  "Shareholders" shall mean the Original Shareholders and Subsequent Shareholders, if any.

      t.   "Shares" shall mean the number of shares of the Corporation's voting Capital Stock now owned or hereafter acquired by a Shareholder. The voting Capital Stock of the Original Shareholders is set forth on Exhibit B annexed hereto.

      u.  "Subsequent Shareholders" shall mean such other Persons who may from time to time execute a counterpart copy of this Agreement and whose names will be set forth in an Exhibit C to be annexed hereto.

      v.  "Transfer" shall mean and include any direct or indirect offer, sale, pledge, assignment, hypothecation, encumbrance, the subjecting to a security interest, or other conveyance of any

  Securities, any portion of any Security, or any interest in any Security, whether voluntary or involuntary, and including any transfer by way of operation of law.

      w.  "Transferor Shareholder" shall mean any Shareholder Transferring, or proposing to Transfer, his Shares.

      x.  "Written Consent" shall mean that Written Consent of Shareholders described in Article II, a copy of which is attached hereto as Exhibit A.

    1.2  Construction.

      a.  Captions. The captions of Articles, Sections and Subsections of this Agreement are inserted for convenience only and shall not affect the meaning or construction of the contents of this Agreement.

      b.  Exhibits. The exhibits to this Agreement are integral parts of this Agreement and are hereby incorporated herein by this reference as if fully set forth herein.

      c.  Mandatory and Permissible Acts. As used in this Agreement, the words "shall" and "will" refer to mandatory acts, and "may" shall refer to a permissible act.

      d.  References. References in this Agreement to Articles, Sections, and Subsections, unless specifically stated otherwise, are to the articles, sections and subsections of this Agreement.

      e.  Miscellaneous Terms. The term "or" shall not be exclusive. The terms "herein," "hereof," "hereto," "hereunder" and other terms similar to such terms shall refer to this Agreement as a whole and not merely to the specific article, section, paragraph or clause where such terms may appear. The term "including" shall mean "including, but not limited to".

ARTICLE II

SHAREHOLDER ACTION CONCERNING ELECTION OF DIRECTORS AND
PROVISIONS TO BE INCLUDED IN CERTIFICATE OF INCORPORATION

    Each Original Shareholder agrees to execute simultaneously herewith the Written Consent in the form attached hereto as Exhibit A. Each Original Shareholder expressly agrees to all action to be taken pursuant to the Written Consent, including the following: (a) the election of the Persons specified in the Written Consent as directors of the Corporation, (b) providing in the Corporation's certificate of incorporation that the following actions may be taken only upon the unanimous affirmative vote of the directors or the consent of no less than eighty per cent (80%) of the outstanding Securities of the Corporation entitled to vote: (i) amendment of the certificate of incorporation, (ii) amendment of the bylaws of the corporation, (iii) issuance of common or preferred stock at less than fair market value, (iv) self-dealing or related-party transactions, (v) any merger or consolidation of the Corporation or any subsidiary of the Corporation, and (vi) any sale, lease, exchange, mortgage, pledge, grant of a security interest in, transfer or other disposition (in one transaction or a series of transactions), directly or indirectly, of all or substantially all of the assets of the Corporation, (c) providing that the Corporation may incur debt convertible to an equity interest in the Corporation only by the consent of all of the directors less one (1) or the consent of no less than eighty per cent (80%) of the outstanding Securities of the Corporation entitled to vote; and (d) providing in the Corporation's bylaws that the following actions may be taken only upon the unanimous affirmative vote of the directors or the consent of no less than eighty per cent (80%) of the outstanding Securities of the Corporation entitled to vote: (i) payment to any consultant or employee of any sum (whether in one or a series of payments) in excess of One Hundred Thousand Dollars ($100,000) unless specifically so provided in a consulting agreement or employment contract, (ii) the establishment of any stock plan or stock option plan (other than any such plan or plans as are described in the private offering memorandum of the Corporation dated February 13, 1998, as supplemented by supplements numbered 1, 2, and 3 dated March 30, 1998,

April 24, 1998, and May 13, 1998 respectively, and (iii) the issuance of any warrants, options or rights under an employee stock option plan (other than as are described in said private offering memorandum), it being understood that this provision shall not apply to the issuance of any securities described in said private offering memorandum.

ARTICLE III

VOTING AGREEMENT

    Each of the Shareholders hereby agrees to vote all of the shares in the Corporation now or hereafter registered in his name in favor of and in order to:

    3.1  Initial Election.  Elect as directors of the Corporation pursuant to the Written Consent each of the following Persons: John J. Fuery, M.D., W. Brian Fuery, Stephen Pezzola, Jeffrey A. Goffman, Stanley Trotman, Ernest A. Bates, M.D., Gordon C. Rausser, Charles Jacobson and a ninth director as shall be designated by Jeffrey A. Goffman.

    3.2  Future Elections.  Continue to vote for the Persons elected as directors in accordance with this Agreement or any successor directors designated in accordance with Section 3.3 as directors of the Corporation from the date hereof until the termination of this Agreement; provided, however, that John J. Fuery, M.D. and W. Brian Fuery may designate in writing a Person other than Stephen Pezzola to serve as a director, subject to the consent of the other directors of the Corporation, which consent shall not be unreasonably withheld.

    3.3  Changes in Membership of Board if No Additional Shares Issued.

      3.3.1  Subject to the provisions of Section 3.4, in the event that any Fuery Designee can not or will not serve as a director or ceases serving as a director of the Corporation for any reason whatsoever, W. Brian Fuery and John J. Fuery, M.D. (or in the event of his death or Disability, the esecutor, administrator or personal representative of W. Brian Fuery or John J. Fuery, M.D.) shall designate, in his or their sole discretion, a successor director and the Shareholders agree to vote, or cause their stock to be voted, for such Person or Persons as shall be designated (subject to the consent of the other directors of the Corporation, which consent shall not be unreasonably withheld). Disability as used herein shall mean that for a period of ninety (90) consecutive days or six (6) months in any twelve (12)-month period a Person is incapable of substantially fulfilling his obligations hereunder because of physical, mental or emotional incapacity resulting from injury, sickness or disease. Upon termination of this Agreement by reason of the Employee's death or Disability,

      3.3.2  Subject to the provisions of Section 3.4, in the event that any Goffman Designee can not or will not serve as a director or ceases serving as a director of the Corporation for any reason whatsoever, Jeffrey A. Goffman (or in the event of his death or Disability, the executor, administrator or personal representative of Mr. Goffman) shall designate, in his sole discretion, a successor director and the Shareholders agree to vote, or cause their stock to be voted, for such Person or Persons as shall be designated.

    3.4  Antidilution Provisions.   In the event that additional shares of Capital Stock are issued to John J. Fuery, M.D. and W. Brian Fuery pursuant to the provisions of section 5.4 of that Plan and Agreement of Merger of United States Cancer Care, a California corporation, into USCC Acquisition Corporation, a Delaware corporation, dated May      , 1998, then the number of directors of U.S.C.C., Delaware, which John J. Fuery, M.D. and W. Brian Fuery are entitled to elect shall be the greater of (a) three or (b) that proportion (rounded up or down to the nearest whole number) of the total number of directors which the shares in U.S.C.C., Delaware, entitled to vote for directors held by John J. Fuery, M.D. and W. Brian Fuery bears to the total number of issued and outstanding shares in U.S.C.C., Delaware, entitled to vote for directors. In the event that John J. Fuery, M.D. and W. Brian

Fuery should be entitled to elect one (1) or more additional directors as a result of the operation of this antidilution provision, then the Shareholders agree to vote, or cause their stock to be voted, for such Person or Persons as shall be designated in writing by John J. Fuery, M.D. and W. Brian Fuery (or in the event of the death or Disability of John J. Fuery, M.D. or W. Brian Fuery, by his executor, administrator or personal representative) for such additional directorship or directorships, subject to the consent of the other directors of the Corporation, which consent shall not be unreasonably withheld.

ARTICLE IV

CHANGES IN CAPITAL STOCK

    In the event that subsequent to the date of this Agreement any Capital Stock or other Securities (other than Securities of another corporation issued to the Corporation's Shareholders pursuant to a plan of merger) are issued on, or in exchange for, any of the shares of Capital Stock in the Corporation now held by the Original Shareholders by reason of any stock dividend, stock split, consolidation of shares, reclassification, or consolidation involving the Corporation, including any additional shares issued to John J. Fuery, M.D. and W. Brian Fuery as provided in Section 3.4, such Capital Stock or Securities shall be deemed to be Capital Stock subject to this Agreement for purposes of this Agreement.

ARTICLE V

REPRESENTATIONS OF SHAREHOLDERS

    Each Shareholder hereby represents and warrants to each of the other Shareholders that (a) he owns and has the right to vote the number of shares of the Capital Stock of the Corporation set forth opposite his name on Exhibit B attached hereto, (b) he has full power to enter into this Agreement and has not, prior to the date of this Agreement, executed or delivered any proxy or entered into any other voting agreement or similar arrangement other than one which has expired or terminated prior to the date hereof, and (c) he will not take any action inconsistent with the purposes and provisions of this Agreement.

ARTICLE VI

RESTRICTION ON TRANSFER OF SHARES

    No Shares shall be Transferred except as provided in this Agreement. Any attempted Transfer of Shares in violation of this Agreement shall be void and of no effect and shall not operate to transfer any interest or title to the purported transferee.

ARTICLE VII

TRANSFERS DURING LIFETIME

    7.1  Proposed Sale Subject to this Agreement.  Until such time as the Corporation is deemed to be a public company for purposes of the Securities Exchange Act of 1934, if a Shareholder desires to Transfer any of his Shares pursuant to a bona fide third-party offer to purchase such Shares, the Transferor Shareholder may not sell such Shares except pursuant to the provisions of this Article VII and subject to all terms and conditions of this Agreement. From and after the time that the Corporation is deemed to be a public company for purposes of the Securities Exchange Act of 1934, the provisions of this Article VII and Article VIII shall be inapplicable.

    7.2  Notice and First Offer to Corporation.  The Transferor Shareholder shall deliver written notice to the Corporation of the Transferor Shareholder's intention to Transfer all or a portion of his Shares (the "Offered Shares") pursuant to a bona fide third-party offer by first offering to sell such Offered Shares to the Corporation at the price and on the terms of said third-party offer (the "Offer"). The Offer shall include reasonable proof of the existence of the bona fide third-party offer to purchase the Shares, including a copy of such offer from the proposed third-party transferee, the identity of the proposed third-party transferee, the number of Offered Shares proposed to be sold, the total number of Shares owned by the Transferor Shareholder, the terms and conditions of the proposed sale, including a description and a statement of the aggregate cash value of all consideration, including any consideration other than cash, the address of the Transferor Shareholder and any other material facts relating to the proposed sale. For a period of thirty (30) days following the date the Offer is delivered by the Transferor Shareholder to the Corporation, the Corporation shall have the right to purchase any portion of the Shares offered. The Corporation shall exercise this right by delivering written notice of its election to purchase such offered Shares to the Transferor Shareholder. In the event that the consideration to be paid for the Offered Shares by the Corporation shall include any consideration other than cash, and the Offer includes a fair market value of such non-cash consideration in accordance with this Section 7.2 which the Corporation objects to, the Corporation shall set forth such objection in such notice. If the Transferor Shareholder and the Corporation cannot agree on a valuation within five (5) business days following the delivery of such notice, then the dispute shall be referred to a nationally recognized investment banking firm selected jointly by the Transferor Shareholder and the Corporation. If the Transferor Shareholder and the Corporation cannot agree on the selection of an investment banking firm, then the Transferor Shareholder and the Corporation shall each select one (1) such firm and such firms shall designate a mutually acceptable investment banking firm with a nation-wide reputation to determine the aggregate value of all consideration proposed to be paid by the Corporation for the Offered Shares. The expenses of such investment banking firm shall be paid by the Corporation. All determinations made pursuant to this Section 7.2 shall be final, conclusive and binding on the Transferor Shareholder and the Corporation.

    7.3  Notice and Second Offer to Remaining Shareholders.  If the Corporation does not elect to purchase all of the Offered Shares which the Transferor Shareholder proposes to Transfer, the Transferor Shareholder shall, within five (5) days after the expiration of the Corporation's right to do so, deliver the Offer together with notice of the number of Offered Shares, if any, which the Corporation has elected to purchase to the Remaining Shareholders who shall, for a period of thirty (30) days after the delivery to them of the Offer, have the right to purchase the Offered Shares specified in the Offer which have not been purchased by the Corporation by delivering written notice of such election to the Transferor Shareholder, specifying the number of Offered Shares each Remaining Shareholder elects to purchase. In the event that the consideration proposed to be paid for the Offered Shares by the Remaining Share holders shall include any consideration other than cash, and the Offer includes a fair market value of such non-cash consideration in accordance with Section 7.2 hereof which the Remaining Shareholders object to, the Remaining Shareholders shall set forth such objection in such notice. If a majority of the Remaining Shareholders and the Corporation cannot agree on a valuation within five (5) business days following the delivery of such notice, then the dispute shall be referred to a nationally recognized investment banking firm selected jointly by a majority of the Remaining Shareholders and the Corporation. If a majority of the Remaining Shareholders and the Corporation cannot agree on the selection of an investment banking firm, then a majority of the Remaining Shareholders and the Corporation shall each select one (1) such firm and such firms shall designate a mutually acceptable investment banking firm with a nation-wide reputation to determine the aggregate value of all consideration proposed to be paid by the Remaining Shareholders for the Offered Shares. The expenses of such investment banking firm shall be paid by the Corporation. All determinations made pursuant to this Section 7.3 shall be final, conclusive and binding on the Remaining Shareholders and the Corporation. If the total number of the Offered Shares which the Remaining Shareholders elect to purchase exceeds the number subject to the Offer remaining unpurchased by the Corporation, then, within five (5) days following the expiration of the thirty (30)-day period specified in the preceding sentence, the Transferor Shareholder shall so notify each Remaining Shareholder desiring to purchase the Offered Shares and each such Remaining Shareholder shall be entitled to purchase such proportion of the Offered Shares remaining unpurchased by the Corporation as the number of Shares which he holds bears to the total number of Shares held by all such Remaining Shareholders desiring to purchase the Offered Shares which remain unpurchased by the Corporation.

    7.4  Offered Shares Released from Restriction.  If all of the Offered Shares subject to the Offer are not purchased by the Corporation and/or the Remaining Shareholders within the applicable time periods specified in this Article VII, then for a period of sixty (60) days after the expiration of such time periods, the Transferor Shareholder may sell any remaining Offered Shares to the bona-fide third-party offeree, for the price and on the terms specified in the Offer; provided, however, that such intended transferee shall, prior to the Transfer of such Offered Shares, agree in writing that the transferee shall receive and hold such Offered Shares subject to all the provisions and restrictions of this Agreement. Any proposed modification of the number of Offered Shares or any agreement to Transfer Offered Shares after the expiration of such sixty (60)-day period shall again require compliance with all of the provisions of this Article VII.

ARTICLE VIII

DEATH OF A SHAREHOLDER

    8.1  Corporation Right to Purchase.  Upon the death of a Shareholder, the Corporation shall have the right during the thirty (30)-day period commencing with the date upon which the Corporation receives notice of such death to purchase all or any portion of the Shares of the Deceased Shareholder for the price and on the terms set forth in Sections 8.3, 8.4 and 8.5. As soon as possible following the death of a Shareholder, the Personal Representative shall deliver written notice to the Corporation of the Deceased Shareholder's death. The Corporation shall exercise its right to acquire the Shares of a Deceased Shareholder by delivering written notice of its election to purchase such Shares to the Personal Representative within thirty (30) days following receipt by the Corporation of notice of death from the Personal Representative. The Corporation shall specify the number of the Deceased Shareholder's Shares it intends to purchase.

    8.2  Remaining Shareholders' Rights to Purchase.  If the Corporation does not elect to purchase all of the Deceased Shareholder's Shares, the Personal Representative shall, within five (5) days after the expiration of the Corporation's right to do so, deliver to the Remaining Shareholders notice of the Deceased Shareholder's death which notice shall specify the number of Shares, if any, which the Corporation has elected to purchase. The Remaining Shareholders shall, for a period of thirty (30) days after the delivery to them of said notice, have the right to purchase such of the Deceased Shareholder's Shares as have not been purchased by the Corporation for the price and on the terms specified in Sections 8.3, 8.4 and 8.5. If the total number of the Shares which the Remaining Shareholders elect to purchase exceeds the number which the Corporation has not purchased, then, within five (5) days following the expiration of the thirty (30)-day period specified in the preceding sentence, the Personal Representative shall so notify each Remaining Shareholder desiring to purchase the Shares and each such Remaining Shareholder shall be entitled to purchase such proportion of the Shares available to be purchased as the number of Shares which he holds bears to the total number of Shares held by all such Remaining Shareholders desiring to purchase the Shares referred to in the notice.

    8.3  Purchase Price.  The Purchase Price for the Shares of a Deceased Shareholder shall be their fair market value as of the date of death as agreed upon by the Corporation and the Personal Representative, if the Corporation purchases all of the Deceased Shareholder's Shares, or by the Corporation, the Remaining Shareholders purchasing Shares of the Deceased Shareholder and the Personal Representative, if the Corporation and some or all of the Remaining Shareholders purchase the Deceased Shareholder's Shares. If the parties are unable to agree upon the fair market value, then the determination of fair market value shall be submitted to arbitration in accordance with the provisions of Article XIV.

    8.4  Payment of Purchase Price.  At the election of the Corporation and (if applicable) the Remaining Shareholders, the Purchase Price may be paid in full in cash within ninety (90) days following the date of notice of the Corporation's intent to purchase all of the Shares of the Deceased Shareholder as required to be given in Section 8.1 or, if the Corporation does not purchase all of the Shares of the Deceased Shareholder, within ninety (90) days following the date of the notice of the Remaining Shareholder's intent to purchase Shares of the Deceased Shareholder as required to be given in Section 8.2, or by delivery of a promissory note. The Purchase Price, as determined and paid in accordance with the terms hereof, shall be payable to the Personal Representative only upon the Personal Representative's (a) delivery of a stock certificate or certificates for the Shares purchased, duly endorsed for transfer in blank, free and clear of all liens and encumbrances, and (b) payment of all costs and expenses of the Corporation and/or the Remaining Purchasers (as applicable) purchasing a Deceased Shareholder's Shares incurred in connection with the transaction.

    8.5  Security for Deferred Payment of Purchase Price.  If any of the Shares of the Deceased Transferor are purchased by delivery of a promissory note as permitted by Section 8.4, the Personal Representative shall at the Closing deposit in escrow the Shares so purchased, together with stock powers duly endorsed for transfer in blank with an escrow agent chosen by mutual agreement of the Personal Representative and the Corporation and/or the Remaining Shareholders purchasing Shares of the Deceased Shareholder, as appropriate. The Shares will be held in escrow to secure payment of the promissory note. If the Personal Representative and the Corporation and/or the Remaining Shareholders (as applicable) do not agree upon an escrow agent, then the escrow agent shall be the bank then used by the Corporation for its checking account. The Shares shall be deposited in escrow subject to escrow terms substantially as set forth on Exhibit C attached hereto.

    8.6  Shares not Acquired by Corporation or Remaining Shareholders.  If all of the Deceased Shareholder's Shares are not purchased by the Corporation and/or the Remaining Shareholders within the applicable time periods specified in this Article VIII, then such Shares as are not acquired may be transferred to such Person or Persons as are specified by the testamentary disposition of the Deceased Shareholder or, if the Deceased Shareholder shall have died intestate, to such Person or Persons as are, under the laws of intestate succession governing the estate of the Deceased Shareholder, entitled to succeed to the Deceased Shareholder's property in such Shares; provided, that any such transferee shall, prior to the transfer of such Shares, execute a counterpart copy of this Agreement, pursuant to which such transferee shall agree to receive and hold such Shares subject to all the provisions and restrictions of this Agreement.

ARTICLE IX

CORPORATE LIMITATION

    Notwithstanding anything to the contrary herein, the Corporation shall be prohibited from exercising its purchase options under this Agreement to the extent such exercise would violate Section 163 of the Delaware General Corporation Law.

ARTICLE X

FAILURE OF TRANSFEROR TO PERFORM

    If a Transferor Shareholder or Personal Representative shall fail to deliver the stock certificate or certificates representing the Shares purchased by the Corporation and/or the Remaining Shareholders or some of them, duly endorsed for transfer in blank, then the Purchase Price for the Shares purchased by the Corporation and/or the Remaining Shareholders may be tendered and delivered by the Corporation and/or the Remaining Shareholders, as the case may be, to the Corporation for the account and benefit of the Transferor Shareholder or the Personal Representative, as the case may be, and the Transferor Shareholder or the Personal Representative, as the case may be, shall be notified in writing of such action by the Corporation on behalf of the Corporation and/or the Remaining Shareholders, as the case may be. Said tender and delivery shall constitute valid payment for the Shares, and the purchase of the Shares shall be deemed thereby to have been fully effected, so that all right, title and interest in and to the purchased Shares shall be vested in the Corporation and/or the Remaining Shareholders, as the case may be, and all rights of the Transferor Shareholder or the Personal Representative, as the case may be, and any transferee, assignee or any other Person having any interest through the Transferor Shareholder or the Personal Representative in the Shares purchased by the Corporation and/or the Remaining Shareholders, as the case may be, shall terminate except only for the right to receive the Purchase Price for the purchased Shares and the right to have the purchased Shares deposited into escrow when required by Section 7.5 to secure payment of the Purchase Price therefor. The Secretary or Assistant Secretary of the Corporation, as attorney-in-fact for and in the name of the Transferor Shareholder or Personal Representative, as the case may be, shall cause the purchased Shares to be transferred on the books of the Corporation to the Corporation and/or the Remaining Shareholders, as the case may be.

    Each Shareholder does hereby irrevocably appoint and designate each of the Secretary and the Assistant Secretary, if any, of the Corporation, and their respective successors in office, as his attorneys-in-fact for and on his behalf, and on behalf of his estate and his Personal Representative, to effect the transfer of the purchased Shares on the books of the Corporation in the manner provided above.

ARTICLE XI

STOCK LEGEND

    All Shares subject to this Agreement shall have endorsed thereon the following legend:

    "THE SALE, TRANSFER, ENCUMBRANCE OR OTHER DISPOSITION OF THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE IS RESTRICTED BY AND SUBJECT TO THE PROVISIONS OF A STOCKHOLDERS BUY/SELL AGREEMENT BETWEEN U. S. CANCER CARE, INC. AND VARIOUS STOCKHOLDERS DATED MAY 22, 1998, A COPY OF WHICH MAY BE INSPECTED AT THE OFFICES OF THE CORPORATION. ANY PURPORTED SALE, TRANSFER, ENCUMBRANCE OR OTHER DISPOSITION IN VIOLATION OF SUCH AGREEMENT SHALL BE VOID"

ARTICLE XII

TERM OF AGREEMENT

    Except as set forth in Article VII hereof, this Agreement shall commence on the date first above written and shall terminate on the earlier to occur of (a) the issuance by the Corporation of its shares in a public offering that is salable without restrictions under the Securities Act of 1933, as amended, or any rules promulgated thereunder, pursuant to which offering the Shareholders receive publicly-traded stock, and subsequent to such offering the Corporation's market capitalization is at least Fifty Million Dollars ($50,000,000), (b) the merger of the Corporation into another corporation, pursuant to which merger the Shareholders receive publicly traded stock, and the surviving corporation of which merger has a value of not less than Fifty Million Dollars ($50,000,000), (c) the sale of all or substantially all of the assets of the Corporation for a purchase price of not less than One Hundred Million Dollars ($100,000,000) (inclusive of the fair market value of any non-cash consideration), or (d) such time as all of those Persons holding securities of the Corporation (of whatever nature including, but not limited to, the Common Stock, any notes or debentures convertible to stock of any class of the Corporation, and warrants or options for the acquisition of stock of any class of the Corporation) immediately following the Closing (as defined defined in the Plan and Agreement of Merger of United States Cancer Care, Inc., a California corporation, into USCC Acquisition Corp., a Delaware corporation) of the merger of United States Cancer Care, Inc., into and with USCC Acquisition Corp., hold, collectively, less than forty percent (40%) of all the Corporation's securities of whatever nature.

ARTICLE XIII

ENFORCEABILITY; VALIDITY

    Each Shareholder expressly agrees that this Agreement shall be specifically enforceable in any court of competent jurisdiction in accordance with its terms against each of the parties hereto, provided, however, that this Agreement shall be null and void from and after the termination dates specified in Article XII.

ARTICLE XIV

ARBITRATION

    Any dispute between the parties arising out of this Agreement (other than an action for injunctive relief) shall be submitted to final and binding arbitration in the State of Delaware, under the Commercial Arbitration Rules of the American Arbitration Association then in effect, upon written notification and demand of either party therefor. In making the award, the arbitrator shall award recovery of costs and expenses of the arbitration and reasonable attorneys' fees to the prevailing party. Should judicial proceedings or arbitration be commenced to enforce or carry out this provision or any arbitration award, the prevailing party in such proceedings shall be entitled to reasonable attorneys' fees and costs in addition to other relief.

ARTICLE XV

ENFORCEMENT

    In addition to any other remedies, the breach of any of the terms hereof shall entitle the Corporation to injunctive relief. If the Corporation shall bring an action against the undersigned for injunctive relief hereunder, the prevailing party in any subsequent arbitration in connection therewith shall be entitled to its costs of suit and attorneys' fees.

ARTICLE XVI

MISCELLANEOUS

    16.1  Assigns.  All the covenants and agreements contained in this Agreement shall be binding upon, and shall enure to the benefit of, the respective parties and their successors, assigns, heirs, executors, administrators and other legal representatives, as the case may be.

    16.2  Governing Law.  This Agreement, and the rights and obligations of the parties hereto, shall be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to its conflict of laws rules.

    16.3  Counterpart Execution.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

    16.4  Severability.  If any provision of this Agreement shall be declared void or unenforceable by any court or administrative board of competent jurisdiction, such provision shall be deemed to have been severed from the remainder of this Agreement and this Agreement shall continue in all respects to be valid and enforceable.

    16.5  Waivers.  No waivers of any breach of this Agreement extended by any party hereto to any other party shall be construed as a waiver of any rights or remedies of any other party hereto or with respect to any subsequent breach.

    IN WITNESS WHEREOF, the Shareholders have executed this Agreement as of the date first above written.

John J. Fuery, M.D.	W. Brian Fuery
Jeffrey A. Goffman	Stanley Trotman
Gordon C. Rausser	Ernest A. Bates, M.D.
Randall Sklar	Charles Jacobson
Richard Padelford	Stephen Pezzola
Davidi Gilo

EXHIBIT A

WRITTEN CONSENT OF THE SHAREHOLDERS
OF U.S. Cancer Care, Inc., IN LIEU OF MEETING

    The undersigned, being all of the shareholders of U.S. Cancer Care, Inc., a Delaware corporation (the "Corporation"), do hereby take the following actions and adopt the following resolutions in accordance with Section 228(a) of the General Corporation Law of the State of Delaware:

Election of Directors

  WHEREAS, the Shareholders desire to elect directors of this Corporation to serve until the next annual meeting of the Shareholders, or until their successors are elected and qualified:

  RESOLVED, that the following Persons are hereby elected to serve as the directors of this Corporation until the next annual meeting of the Shareholders, or until their successors are elected and qualified: W. Brian Fuery, John J. Fuery, M.D., Stephen Pezzola, Jeffrey A. Goffman, Stanley Trotman, Ernest A. Bates, M.D., Gordon C. Rausser and Charles Jacobson with one vacancy on the board to be filled by a nominee designated by Mr. Goffman.

Adoption of Certificate Provisions

  WHEREAS, the Shareholders wish to require a super majority vote to approve amendments to the certificate of incorporation or the bylaws of the Corporation, to consent to proposed changes to the Corporation's capital structure, to consent to any reorganization involving the Corporation, to consent to transactions between the Corporation and Persons interested in the Corporation, to consent to the dissolution of the Corporation, and to consent to the sale of all or substantially all of the Corporation's assets;

  RESOLVED, that the certificate of incorporation of the Corporation shall be amended to contain the following provisions:

      First. Notwithstanding any other provision of this Certificate of Incorporation or the Bylaws of the Corporation (and in addition to any other vote that may be required by law, this Certificate of Incorporation or the Bylaws), this certificate may be amended, altered or repealed only (a) by a resolution unanimously adopted by the board of directors and approved by a majority of the outstanding capital stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class, except as may otherwise be required by section 242(b)(2) of the Delaware General Corporation Law) or (b) by a resolution adopted by a majority of the board of directors and approved by not less than eighty per cent (80%) of the outstanding capital stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class, except as may otherwise be required by section 242(b)(2) of the Delaware General Corporation Law).

      Second. Bylaws for the conduct of the affairs of the Corporation may be adopted, amended or repealed only (a) by a resolution or resolutions unanimously adopted by the board of directors or (b) by the affirmative vote of not less than eighty per cent (80%) of the outstanding stock entitled to vote generally in the election of directors (considered for this purpose as one class, except as may otherwise be required by section 242(b)(2) of the Delaware General Corporation Law).

      Third. The Corporation shall have authority to issue common or preferred stock at less than the fair market value of such stock only (a) by a resolution or resolutions unanimously adopted by the board of directors or (b) by the affirmative vote of not less than eighty per cent (80%) of the outstanding stock entitled to vote generally in the election of directors (considered for this purpose as one class).

      Fourth. Except as set forth in Resolution Fifth, following, the Corporation shall have authority to incur debt convertible to stock of the Corporation for appropriate consideration in an amount less than the fair market value of such debt on the date such debt was issued only (a) pursuant to that offering described in the private offering memorandum of the Corporation dated February 13, 1998, as supplemented by supplements numbered 1, 2 and 3 dated March 30, 1998, April 24, 1998, and May 13, 1998, respectively, (b) by a resolution or resolutions unanimously adopted by the board of directors or (c) by the affirmative vote of not less than eighty per cent (80%) of the outstanding stock entitled to vote generally in the election of directors (considered for this purpose as one class).

      Fifth. The Corporation shall have authority to incur debt convertible to stock of the Corporation (a) as provided in Resolution Fourth, above, in the case of debt convertible at less than fair market value, (b) by a resolution or resolutions adopted by a vote of the board of directors on which vote not more than one (1) director votes in opposition to the resolution (unanimity less one (1)), or (c) by the affirmative vote of not less than eighty per cent (80%) of the outstanding stock entitled to vote generally in the election of directors (considered for this purpose as one class).

      Sixth. No material contract or transaction between the Corporation and one or more of its directors, officers, or shareholders (excluding stock option grants pursuant to the Corporation's 1998 Stock Option Plan and existing employment arrangements), or between the Corporation and any other corporation, partnership, association or other organization in which one or more of its directors, officers, or shareholders are directors, officers, or have a financial interest, shall be adopted unless:

      (a) The material facts as to the relationship and as to the contract or transaction are disclosed or are known to the board of directors and the board of directors by unanimous vote approves the contract or transaction; or

      (b) The material facts as to the relationship or interest and as to the contract or transaction are disclosed or are known to the shareholders and the contract or relationship is approved by the affirmative vote of not less than eighty per cent (80%) of the outstanding stock entitled to vote generally in the election of directors (considered for this purpose as one class).

      Seventh. Notwithstanding any other provision of this Certificate of Incorporation or the Bylaws of the Corporation (and in addition to any other vote that may be required by law, this Certificate of Incorporation or the Bylaws), no resolution approving a merger or consolidation and no agreement for the merger or consolidation of the Corporation with any other entity, domestic or foreign, shall be adopted, and no merger or consolidation of the Corporation with any other entity, domestic or foreign, shall be accomplished except (a) pursuant to a resolution unanimously adopted by the board of directors and approved by a majority of the outstanding capital stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class) or (b) by a resolution adopted by a majority of the board of directors and approved by not less than eighty per cent (80%) of the outstanding capital stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class).

      Eighth. Notwithstanding any other provision of this Certificate of Incorporation or the Bylaws of the Corporation (and in addition to any other vote that may be required by law, this Certificate of Incorporation or the Bylaws), the Corporation may sell, lease, exchange, or otherwise transfer all or substantially all of its property and assets only (a) pursuant to a resolution unanimously adopted by the board of directors and approved by a majority of the outstanding capital stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class) or (b) by a resolution adopted by a majority of the board of directors and approved by not less than eighty per cent (80%) of the outstanding capital stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class).

      Ninth. Notwithstanding any other provision of this Certificate of Incorporation or the Bylaws of the Corporation (and in addition to any other vote that may be required by law, this Certificate of Incorporation or the Bylaws), the Corporation may be dissolved only (a) pursuant to a resolution unanimously adopted by the board of directors and approved by a majority of the outstanding capital stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class) or (b) by a resolution adopted by a majority of the board of directors and approved by not less than eighty per cent (80%) of the outstanding capital stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class).

Adoption of Bylaw Provisions

  WHEREAS, the Shareholders wish to require a super majority vote to approve certain payments to consultants and employees, to consent to the establishment of certain stock plans and stock option plans and to consent to the issuance of certain warrants, options or rights:

  RESOLVED, that the bylaws of the Corporation shall be amended to contain the following provisions:

      First. No payment in excess of One Hundred Thousand Dollars ($100,000), and no payments exceeding in the aggregate One Hundred Thousand Dollars ($100,000) in the course of any consecutive twelve-(12)-month period, shall be made by the Corporation to any consultant or employee of, or independent contractor with, the Corporation except pursuant to and in accordance with the terms of a written consulting, employment or other contract unless such payment or payments shall first be approved (a) by a resolution or resolutions unanimously adopted by the board of directors or (b) by the affirmative vote of not less than eighty per cent (80%) of the outstanding stock entitled to vote generally in the election of directors (considered for this purpose as one class).

      Second. Except for that plan or those plans described in any private offering memorandum with respect to the Corporation dated February 13, 1998, as supplemented by supplements numbered 1, 2 and 3 dated March 30, 1998, April 24, 1998, and May 13, 1998, respectively, no stock plan or stock option plan shall be established except (a) by resolution or resolutions unanimously adopted by the board of directors or (b) as approved by the affirmative vote of not less than eighty per cent (80%) of the outstanding stock entitled to vote generally in the election of directors (considered for this purpose as one class).

      Third. No warrants, options or rights shall be issued pursuant to any employee stock option plan (other than pursuant to the stock option plan and other arrangements that are described in the private offering memorandum with respect to the Corporation dated February 13, 1998, as supplemented by supplements numbered 1, 2 and 3, dated March 30, 1998, April 24, 1998, and May 13, 1998, respectively) except (a) by resolution or resolutions unanimously adopted by the board of directors or (b) as approved by the affirmative vote of not less than eighty per cent (80%) of the outstanding stock entitled to vote generally in the election of directors (considered for this purpose as one class).

      Fourth. The number of directors of the Corporation which shall constitute the entire Board of Directors shall initially be fixed by the incorporator and thereafter from time to time by a vote of a majority of the entire Board and shall be not less than one nor more than nine. The first Board of Directors shall consist of two members.

    IN WITNESS WHEREOF, the undersigned shareholders have caused this consent to be executed as of the      day of            , 1998.

John J. Fuery, M.D.	W. Brian Fuery
Jeffrey A. Goffman	Stanley Trotman
Gordon Rausser	Ernest Bates
Randall Sklar	Charles Jacobson
Richard Padelford	Stephen Pezzola
Davidi Gilo

EXHIBIT B

Name of Beneficial Owner	Number of Shares
Jeffrey Goffman	1,000,000
W. Brian Fuery*	580,000
Randy Sklar	300,000
John J. Fuery, M.D.*	1,420,000
Richard Padelford	100,000
Gordon Rausser, Ph.D.	100,000
Stanley Trotman	100,000
Ernest Bates, M.D.	100,000
Charles Jacobson	100,000
Stephen Pezzola	50,000
David Gilo	50,000

*
Represents such individual's proportionate interest in an aggregate of 2,000,000 shares of Common Stock of the Corporation, including 500,000 shares subject to a contingency.

EXHIBIT "C"

ESCROW TERMS

    Escrow Agent as Attorney-in-Fact.  The Escrow Agent shall be transferor's attorney-in-fact to hold the Shares purchased by the Corporation and/or the Remaining Shareholders, as the case may be, until any promissory notes delivered on account of the said Shares are paid in full.

    Right to Vote Purchased Shares.  So long as the Corporation and/or the Remaining Shareholders, as the case may be, is/are not in material default in the performance of any of the terms of the Agreement and any promissory notes executed pursuant thereto, the Remaining Shareholders (if and to the extent that they shall have purchased said Shares) shall have the right to vote the Shares purchased by them. After any such default, however, and until such default is cured in full or waived, the Remaining Shareholders (if and to the extent that they shall have purchased said Shares) shall not be entitled to vote the Shares. Only the Escrow Agent shall be entitled to vote the Purchased Shares in the manner directed by Transferor so long as a material default which has not been waived exists.

    Stock Dividend; Change in Capital Structure.  If, during the term of the escrow, any stock dividend, reclassification, readjustment or other change in the capital structure or capital stock of the Corporation is permitted and declared, all new, substituted and additional shares, or other securities, issued with regard to the Shares purchased by the Remaining Shareholders (if and to the extent that they shall have purchased any of the Shares) by reason of any such change shall be held by the Escrow Agent under the terms and conditions herein as if such securities were Shares purchased by such Remaining Shareholders.

    Release From Escrow.  Upon written instructions, executed by both the Transferor Shareholder and the Corporation and/or the Remaining Shareholders, as the case may be, the Escrow Agent shall transfer to the Corporation for cancellation and/or to the Remaining Shareholders, as the case may be, all of the Shares purchased by the Corporation and/or the Remaining Shareholders, as the case may be. The escrow shall then terminate.

    Sale of Pledged Shares.  If the Corporation and/or any Remaining Shareholder, as the case may be, purchasing Shares defaults in the performance of any of its or his obligations resulting from a purchase of Shares pursuant to the Agreement, including a default in the payment of any interest or principal as set forth in any promissory note delivered in connection with such purchase, upon the written request of the Transferor Shareholder, which request shall include a certificate from the Transferor Shareholder certifying that he has provided to the Corporation and/or the Remaining Shareholder, as the case may be, purchasing Shares 10 days' written notice of such default and the Corporation and/or said Remaining Shareholders has or have failed to cure such default within such time period, the escrow shall terminate, the Shares subject to escrow shall be returned to the Transferor Shareholder who may seek such remedy at law or in equity to which he may be entitled for breach of the Corporation's and/or said Remaining Shareholders' obligation(s) to purchase the Shares.

    Indemnification of Escrow Agent.  The Escrow Agent shall not be liable for the failure of any condition of the escrow or for damage caused by Escrow Agent's exercise of discretion in any particular manner, or for any other reason, except gross negligence or willful misconduct. If the Escrow Agent receives conflicting instructions, it shall be entitled to take no action until the conflict is resolved to its satisfaction, or pending court order. The Escrow Agent shall be indemnified and held harmless by Transferor and Purchaser, jointly and severally, from all costs and expenses, including reasonable attorneys' fees, which may be incurred by the Escrow Agent.

    Execution of Documents.  Purchaser and the Transferor shall execute any and all documents necessary to carry out these escrow terms.

EXHIBIT D

    THIS INSTRUMENT forms part of the Shareholders' Agreement (the "Agreement") made as of the      day of May, 1998, by and among U. S. CANCER CARE, INC., a Delaware corporation (the "Company") and the shareholders named therein, which Agreement permits execution (including by facsimile) by counterpart. The undersigned hereby acknowledges having received a copy of said Agreement (which is annexed hereto as Schedule I) and having read the said Agreement in its entirety, and for good and valuable consideration, receipt and sufficiency of which is hereby acknowledged, hereby agrees that the terms and conditions of the said Agreement shall be binding upon the undersigned as a Shareholder and such terms and conditions shall inure to the benefit of and be binding upon the undersigned and his successors and permitted assigns.

    IN WITNESS WHEREOF, the undersigned has executed this instrument this      day of May, 1998.

Signature
Print Name

CONSENT OF SPOUSE

    The undersigned spouse agrees that such spouse's interest in the Shares, if any, shall be irrevocably bound by this Agreement and further understands and agrees that any community property interest, if any, shall be similarly bound by this Agreement.

(Signature)
(Print Name)

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EXHIBIT A
EXHIBIT B
EXHIBIT "C"
EXHIBIT D